Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-228059, No. 333-283512, and No. 333-284233) and on Form S-8 (No. 333-239136 and No. 333-266797) of our report dated March 18, 2026, with respect to the consolidated financial statements of Marker Therapeutics, Inc. as of December 31, 2025 and for the year then ended included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Houston, TX

March 18, 2026